Exhibit l.2

April 27, 2021

Nuveen Core Plus Impact Fund

333 West Wacker Drive

Chicago, Illinois 60606

Stradley Ronon Stevens & Young, LLP

191 N. Wacker Dr., Ste. 1601

Chicago, Illinois 60606

RE:	Nuveen Core Plus Impact Fund

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to Nuveen Core Plus Impact Fund, a Massachusetts business trust (the “Fund”), in connection with the Fund’s Registration Statement on Form N-2 as proposed to be filed with the Securities and Exchange Commission on or about April 27, 2021 pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Registration Statement”) with respect to certain of its Common Shares of Beneficial Interest, par value of $.01 per share (the “Shares”). You have requested that we deliver this opinion to you, as special counsel to the Fund, for use by you in connection with your opinion to the Fund with respect to the Shares.

In connection with the furnishing of this opinion, we have examined the following documents:

(a)      a certificate of the Secretary of the Commonwealth of Massachusetts as to the existence of the Fund;

(b)       a copy, as filed with the Secretary of the Commonwealth of Massachusetts on December 4, 2020, of the Fund’s Declaration of Trust dated December 3, 2020, and the name change amendment to the Declaration of Trust, dated December 18, 2020, as filed with the Secretary of the Commonwealth of Massachusetts on December 21, 2020 (as so amended, the “Declaration”);

(c)       a certificate of the Secretary of the Fund, certifying as to the Fund’s Declaration, By-Laws, the resolutions adopted by written consents of the sole Trustee of the Fund dated December 3, 2020 and February 22, 2021, the resolutions adopted by the Fund’s Trustees at a meeting held on February 23-25, 2021, and the resolutions adopted by the Executive Committee of the Fund’s Trustees as a meeting held on April 27, 2021 (the “Resolutions”);

Morgan, Lewis & Bockius LLP
One Federal Street	+1.617.341.7700
Boston, MA 02110	+1.617.341.7701
United States

Nuveen Core Plus Impact Fund

Stradley Ronon Stevens & Young, LLP

April 27, 2021

(d)       a printer’s proof received on April 27, 2021 of the Registration Statement.

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have also assumed that the Registration Statement, as filed with the Securities and Exchange Commission, will be in substantially the form of the printer’s proof referred to in paragraph (d). We have further assumed that the Fund’s Declaration and the Resolutions will not have been amended, modified or withdrawn with respect to matters relating to the Shares and will be in full force and effect on the date of issuance of such Shares.

This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents. As to our opinion below relating to the legal existence of the Fund, our opinion relies entirely upon and is limited by the certificate referenced in paragraph (a) above.

This opinion is limited solely to the laws of the Commonwealth of Massachusetts as applied by courts located in such Commonwealth, except that we express no opinion as to any Massachusetts securities law. No opinion is given herein as to the choice of law which any tribunal may apply. In addition, to the extent that the Fund’s Declaration or By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Fund, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance with such reference, incorporation or requirement by the Fund.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that:

1.       The Fund is legally existing under the Fund’s Declaration and the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a “Massachusetts business trust.”

2.       The Shares, when issued and sold in accordance with the Resolutions, and for the consideration described in the Registration Statement, will be validly issued, fully paid and non-assessable, except that, as indicated in the Registration Statement, shareholders of the Fund may under certain circumstances be held personally liable for its obligations.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may

Nuveen Core Plus Impact Fund

Stradley Ronon Stevens & Young, LLP

April 27, 2021

hereafter come to our attention. We hereby consent to your reliance on this opinion in connection with your opinion to the Fund with respect to the Shares, to the reference to our name in the Registration Statement under the heading “Legal opinions and experts” and to the filing of this opinion as an exhibit to the Registration Statement. In rendering this opinion and giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours, /s/ Morgan, Lewis & Bockius LLP MORGAN, LEWIS & BOCKIUS LLP